Registration Statement No. 333-275898 Filed Pursuant to Rule 424(b)(2)

The information in this preliminary pricing supplement is not complete and may be changed.

Preliminary Pricing Supplement

Subject to Completion: Dated July 30, 2026

Pricing Supplement dated July __, 2026 to the Prospectus dated December 20, 2023, the Prospectus Supplement dated December 20, 2023, the Underlying Supplement No. 1A dated May 16, 2024 and the Product Supplement No. 1B dated July 22, 2025

$ Auto-Callable Enhanced Return Geared Buffer Notes Linked to the iShares® Core S&P 500 ETF, Due August 3, 2028 Royal Bank of Canada

Royal Bank of Canada is offering Auto-Callable Enhanced Return Geared Buffer Notes (the “Notes”) linked to the performance of the iShares® Core S&P 500 ETF (the “Underlier”).

•	Call Feature — If, on the Call Observation Date, the closing value of the Underlier is greater than or equal to the Initial Underlier Value, the Notes will be automatically called for a return of 9.75%. No further payments will be made on the Notes.
•	Enhanced Return Potential — If the Notes are not automatically called and the Final Underlier Value is greater than the Initial Underlier Value, at maturity, investors will receive a return equal to 125% of the Underlier Return.
•	Contingent Return of Principal at Maturity — If the Notes are not automatically called and the Final Underlier Value is less than or equal to the Initial Underlier Value, but is greater than or equal to the Buffer Value (90% of the Initial Underlier Value), at maturity, investors will receive the principal amount of their Notes. If the Notes are not automatically called and the Final Underlier Value is less than the Buffer Value, at maturity, investors will receive shares of the Underlier that will likely be worth less than the principal amount of their Notes and could be worth nothing.
•	The Notes do not pay interest.
•	Any payments on the Notes are subject to our credit risk.
•	The Notes will not be listed on any securities exchange.

CUSIP: 78015QZA2

Investing in the Notes involves a number of risks. See “Selected Risk Considerations” beginning on page P-12 of this pricing supplement and “Risk Factors” in the accompanying prospectus, prospectus supplement and product supplement.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the Notes or passed upon the adequacy or accuracy of this pricing supplement. Any representation to the contrary is a criminal offense. The Notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality. The Notes are not bail-inable notes and are not subject to conversion into our common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

	Per Note	Total
Price to public(1)	100.00%	$
Underwriting discounts and commissions(1)	1.75%	$
Proceeds to Royal Bank of Canada	98.25%	$

(1) We or one of our affiliates may pay varying selling concessions of up to $175.00 per $10,000 principal amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. Certain dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all of their underwriting discount or selling concessions. The public offering price for investors purchasing the Notes in these accounts may be between $9,825.00 and $10,000.00 per $10,000 principal amount of Notes. See “Supplemental Plan of Distribution (Conflicts of Interest)” below.

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $9,235.00 and $9,735.00 per $10,000 principal amount of Notes and will be less than the public offering price of the Notes. The final pricing supplement relating to the Notes will set forth the initial estimated value. The market value of the Notes at any time will reflect many factors, cannot be predicted with accuracy and may be less than this amount. We describe the determination of the initial estimated value in more detail below.

RBC Capital Markets, LLC

Auto-Callable Enhanced Return Geared Buffer Notes Linked to the iShares® Core S&P 500 ETF

KEY TERMS

The information in this “Key Terms” section is qualified by any more detailed information set forth in this pricing supplement and in the accompanying prospectus, prospectus supplement, underlying supplement and product supplement.

Issuer:	Royal Bank of Canada
Underwriter:	RBC Capital Markets, LLC (“RBCCM”)
Minimum Investment:	$10,000 and minimum denominations of $10,000 in excess thereof
Underlier:	The iShares® Core S&P 500 ETF
	Bloomberg Ticker	Initial Underlier Value(1)	Buffer Value(2)	Physical Delivery Amount(3)
	IVV UP	$	$
(1) The closing value of the Underlier on the Trade Date
(2) 90% of the Initial Underlier Value (rounded to two decimal places)
(3) A number of shares of the Underlier equal to $10,000 divided by the Buffer Value (rounded to four decimal places)
Trade Date:	July 31, 2026
Issue Date:	August 5, 2026
Valuation Date:*	July 31, 2028
Maturity Date:*	August 3, 2028
Call Feature:	If, on the Call Observation Date, the closing value of the Underlier is greater than or equal to the Initial Underlier Value, the Notes will be automatically called. Under these circumstances, investors will receive on the Call Settlement Date per $10,000 principal amount of Notes an amount equal to $10,975 (109.75% of the principal amount). No further payments will be made on the Notes.
Payment at Maturity:

If the Notes are not automatically called, investors will receive on the Maturity Date per $10,000 principal amount of Notes:

•

If the Final Underlier Value is greater than the Initial Underlier Value, an amount equal to:

$10,000 + ($10,000 × Underlier Return × Participation Rate)

•

If the Final Underlier Value is less than or equal to the Initial Underlier Value, but is greater than or equal to the Buffer Value: $10,000

•

If the Final Underlier Value is less than the Buffer Value, a number of shares of the Underlier equal to the Physical Delivery Amount. Fractional shares will be paid in cash with a value equal to the number of fractional shares times the Final Underlier Value.

If the Notes are not automatically called and the Final Underlier Value is less than the Buffer Value, you will receive shares of the Underlier that will likely be worth less than the principal amount of your Notes and could be worth nothing at maturity. All payments on the Notes are subject to our credit risk.

Participation Rate:	125% (applicable only at maturity if the Notes are not automatically called)
Underlier Return:	The Underlier Return, expressed as a percentage, is calculated using the following formula: Final Underlier Value – Initial Underlier Value Initial Underlier Value
P-2	RBC Capital Markets, LLC

Auto-Callable Enhanced Return Geared Buffer Notes Linked to the iShares® Core S&P 500 ETF
Final Underlier Value:	The closing value of the Underlier on the Valuation Date
Call Observation Date:*	August 6, 2027
Call Settlement Date:*	August 11, 2027
Calculation Agent:	RBCCM

* Subject to postponement. See “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

P-3	RBC Capital Markets, LLC

Auto-Callable Enhanced Return Geared Buffer Notes Linked to the iShares® Core S&P 500 ETF

ADDITIONAL TERMS OF YOUR NOTES

You should read this pricing supplement together with the prospectus dated December 20, 2023, as supplemented by the prospectus supplement dated December 20, 2023, relating to our Senior Global Medium-Term Notes, Series J, of which the Notes are a part, the underlying supplement no. 1A dated May 16, 2024 and the product supplement no. 1B dated July 22, 2025. This pricing supplement, together with these documents, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials, including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement and the documents listed below. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. These documents are an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in each such document is current only as of its date.

If the information in this pricing supplement differs from the information contained in the documents listed below, you should rely on the information in this pricing supplement.

You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the documents listed below, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299520/d645671d424b3.htm

•	Prospectus Supplement dated December 20, 2023:

https://www.sec.gov/Archives/edgar/data/1000275/000119312523299523/d638227d424b3.htm

•	Underlying Supplement No. 1A dated May 16, 2024:

https://www.sec.gov/Archives/edgar/data/1000275/000095010324006773/dp211259_424b2-us1a.htm

•	Product Supplement No. 1B dated July 22, 2025:

https://www.sec.gov/Archives/edgar/data/1000275/000095010325009131/dp231901_424b2-opsn1b.htm

Our Central Index Key, or CIK, on the SEC website is 1000275. As used in this pricing supplement, “Royal Bank of Canada,” the “Bank,” “we,” “our” and “us” mean only Royal Bank of Canada.

You should also read the prospectus for the Underlier on the SEC website, which can be accessed via the hyperlink below. The contents of these prospectuses, any documents incorporated by reference in these prospectuses, any other prospectuses included in the hyperlinks below and the documents incorporated by reference in those prospectuses are not incorporated by reference in this pricing supplement or in any way made a part of this pricing supplement.

•	2026 Prospectus for the iShares® Core S&P 500 ETF dated July 21, 2026 (the seventh prospectus accessible via this hyperlink):

https://www.sec.gov/Archives/edgar/data/1100663/000119312526318131/d132601d485bpos.htm

P-4	RBC Capital Markets, LLC

Auto-Callable Enhanced Return Geared Buffer Notes Linked to the iShares® Core S&P 500 ETF

HYPOTHETICAL RETURNS

Payment If the Notes Are Automatically Called

If, on the Call Observation Date, the closing value of the Underlier is greater than or equal to the Initial Underlier Value, the Notes will be automatically called. The example set forth below illustrates the hypothetical payment upon an automatic call, based on the payment upon an automatic call of $10,975 per $10,000 principal amount of Notes (109.75% of the principal amount). The example is only for illustrative purposes and may not show the actual return applicable to investors.

Example —	The closing value of the Underlier is greater than or equal to the Initial Underlier Value on the Call Observation Date.
	Payment upon Automatic Call:	$10,975

In this example, because the closing value of the Underlier is greater than or equal to the Initial Underlier Value on the Call Observation Date, the Notes are automatically called for a payment on the Call Settlement Date equal to $10,975 per $10,000 principal amount of Notes, for a return of 9.75%.

Investors will not receive any further payments after the Call Settlement Date.

P-5	RBC Capital Markets, LLC

Auto-Callable Enhanced Return Geared Buffer Notes Linked to the iShares® Core S&P 500 ETF

Payment at Maturity If the Notes Are Not Automatically Called

The table and examples set forth below illustrate hypothetical payments at maturity for hypothetical performance of the Underlier, based on the Buffer Value of 90% of the Initial Underlier Value and the Participation Rate of 125%. The table and examples below also assume that the Notes are not automatically called. The table and examples are only for illustrative purposes and may not show the actual return applicable to investors.

Hypothetical Underlier Return	Value of Payment at Maturity per $10,000 Principal Amount of Notes*	Value of Payment at Maturity as Percentage of Principal Amount*
50.00%	$16,250.000	162.5000%
40.00%	$15,000.000	150.0000%
30.00%	$13,750.000	137.5000%
20.00%	$12,500.000	125.0000%
10.00%	$11,250.000	112.5000%
5.00%	$10,625.000	106.2500%
2.00%	$10,250.000	102.5000%
0.00%	$10,000.000	100.0000%
-5.00%	$10,000.000	100.0000%
-10.00%	$10,000.000	100.0000%
-20.00%	$8,888.889	88.8889%
-30.00%	$7,777.778	77.7778%
-40.00%	$6,666.667	66.6667%
-50.00%	$5,555.556	55.5556%
-60.00%	$4,444.444	44.4444%
-70.00%	$3,333.333	33.3333%
-80.00%	$2,222.222	22.2222%
-90.00%	$1,111.111	11.1111%
-100.00%	$0.000	0.0000%

* For purposes of the table above, the value of any shares received is calculated as the Physical Delivery Amount times the Final Underlier Value. The actual value of any shares received may be less than the amounts shown above.

Example 1 —	The value of the Underlier increases from the Initial Underlier Value to the Final Underlier Value by 2%.
	Underlier Return:	2%
	Payment at Maturity:	$10,000 + ($10,000 × 2% × 125%) = $10,000 + $250 = $10,250

In this example, the payment at maturity is $10,250 per $10,000 principal amount of Notes, for a return of 2.50%.

Because the Final Underlier Value is greater than the Initial Underlier Value, investors receive a return equal to 125% of the Underlier Return.

P-6	RBC Capital Markets, LLC

Auto-Callable Enhanced Return Geared Buffer Notes Linked to the iShares® Core S&P 500 ETF
Example 2 —	The value of the Underlier decreases from the Initial Underlier Value to the Final Underlier Value by 5% (i.e., the Final Underlier Value is below the Initial Underlier Value but above the Buffer Value).
	Underlier Return:	-5%
	Payment at Maturity:	$10,000

In this example, the payment at maturity is $10,000 per $10,000 principal amount of Notes, for a return of 0%.

Because the Final Underlier Value is greater than the Buffer Value, investors receive a full return of the principal amount of their Notes.

Example 3 —	The value of the Underlier decreases from the Initial Underlier Value to the Final Underlier Value by 50% (i.e., the Final Underlier Value is below the Buffer Value).
	Underlier Return:	-50%
	Payment at Maturity:	Shares of the Underlier with a value of $5,555.556

In this example, the payment at maturity consists of shares of the Underlier with a value, calculated as of the Valuation Date based on the Final Underlier Value, of $5,555.556 per $10,000 principal amount of Notes, representing a loss of 44.4444% of the principal amount.

Because the Final Underlier Value is less than the Buffer Value, investors receive shares of the Underlier worth less than the principal amount of their Notes. Fractional shares will be paid in cash.

Investors in the Notes could lose some or all of the principal amount of their Notes at maturity. The table and examples above assume that the Notes are not automatically called. However, if the Notes are automatically called, investors will not receive any further payments after the Call Settlement Date.

P-7	RBC Capital Markets, LLC

Auto-Callable Enhanced Return Geared Buffer Notes Linked to the iShares® Core S&P 500 ETF

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Risk Factors” sections of the accompanying prospectus, prospectus supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Terms and Structure of the Notes

•	You May Lose a Portion or All of the Principal Amount at Maturity — If the Notes are not automatically called and the Final Underlier Value is less than the Buffer Value, you will receive shares of the Underlier that will likely be worth less than the principal amount of your Notes and could be worth nothing.

•	Your Potential Payment If the Notes Are Automatically Called Is Limited — If the Notes are automatically called, the payment upon automatic call will be a fixed amount, regardless of any appreciation in the value of the Underlier, which may be significant. Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to the positive performance of the Underlier.

•	The Notes Do Not Pay Interest, and Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity — There will be no periodic interest payments on the Notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on the Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you purchased one of our conventional senior interest-bearing debt securities.

•	The Notes Are Subject to an Automatic Call — If, on the Call Observation Date, the closing value of the Underlier is greater than or equal to the Initial Underlier Value, the Notes will be automatically called, and you will not receive any further payments on the Notes. You may be unable to reinvest your proceeds from the automatic call in an investment with a return that is as high as the return on the Notes would have been if they had not been called.

•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes — The Notes are our senior unsecured debt securities, and your receipt of any amounts due on the Notes is dependent upon our ability to pay our obligations as they come due. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment. In addition, any negative changes in market perceptions about our creditworthiness may adversely affect the market value of the Notes.

•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underlier on the Dates Specified — Any payment on the Notes will be determined based on the closing values of the Underlier on the dates specified. You will not benefit from any more favorable value of the Underlier determined at any other time.

•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and significant aspects of the tax treatment of the Notes are uncertain. Moreover, the Notes may be subject to the “constructive ownership” regime, in which case certain adverse tax consequences may apply upon your disposition of a Note. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Income Tax Considerations” in the accompanying product supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes.

Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes

•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses — There may be little or no secondary market for the Notes. The Notes will not be listed on any

P-8	RBC Capital Markets, LLC

Auto-Callable Enhanced Return Geared Buffer Notes Linked to the iShares® Core S&P 500 ETF

securities exchange. RBCCM and our other affiliates may make a market for the Notes; however, they are not required to do so and, if they choose to do so, may stop any market-making activities at any time. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which RBCCM or any of our other affiliates is willing to buy the Notes. Even if a secondary market for the Notes develops, it may not provide enough liquidity to allow you to easily trade or sell the Notes. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial. If you sell your Notes before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer significant losses. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price — The initial estimated value of the Notes will be less than the public offering price of the Notes and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the Notes in any secondary market (if any exists) at any time. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and the initial estimated value. This is due to, among other things, changes in the value of the Underlier, the internal funding rate we pay to issue securities of this kind (which is lower than the rate at which we borrow funds by issuing conventional fixed rate debt) and the inclusion in the public offering price of the underwriting discount, our estimated profit and the estimated costs relating to our hedging of the Notes. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways. Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your Notes prior to maturity may be less than your original purchase price, as any such sale price would not be expected to include the underwriting discount, our estimated profit or the hedging costs relating to the Notes. In addition, any price at which you may sell the Notes is likely to reflect customary bid-ask spreads for similar trades. In addition to bid-ask spreads, the value of the Notes determined for any secondary market price is expected to be based on a secondary market rate rather than the internal funding rate used to price the Notes and determine the initial estimated value. As a result, the secondary market price will be less than if the internal funding rate were used.

•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date — The initial estimated value of the Notes is based on the value of our obligation to make the payments on the Notes, together with the mid-market value of the derivative embedded in the terms of the Notes. See “Structuring the Notes” below. Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends, interest rates and volatility and the expected term of the Notes. These assumptions are based on certain forecasts about future events, which may prove to be incorrect. Other entities may value the Notes or similar securities at a price that is significantly different than we do.

The value of the Notes at any time after the Trade Date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy. As a result, the actual value you would receive if you sold the Notes in any secondary market, if any, should be expected to differ materially from the initial estimated value of the Notes.

Risks Relating to Conflicts of Interest and Our Trading Activities

•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest — You should make your own independent investigation of the merits of investing in the Notes. Our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes due to our and our affiliates’ business and trading activities, and we and our affiliates have no obligation to consider your interests in taking any actions that might affect the value of the Notes. Trading by us and our affiliates may adversely affect the value of the Underlier and the market value of the Notes. See “Risk Factors—Risks Relating to Conflicts of Interest” in the accompanying product supplement.

•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest — As Calculation Agent, our affiliate, RBCCM, will determine any values of the Underlier and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgments, including those described under “—Risks Relating to the Underlier” below. In making these discretionary judgments,

P-9	RBC Capital Markets, LLC

Auto-Callable Enhanced Return Geared Buffer Notes Linked to the iShares® Core S&P 500 ETF

the economic interests of the Calculation Agent are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes. The Calculation Agent will have no obligation to consider your interests as an investor in the Notes in making any determinations with respect to the Notes.

Risks Relating to the Underlier

•	You Will Not Have Any Rights to the Underlier or Its Component Securities — As an investor in the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the Underlier or its component securities.

•	The Underlier and the Underlying Index Are Different — The performance of the Underlier will not exactly replicate the performance of the Underlying Index (as defined below). The Underlier is subject to management risk, which is the risk that the investment strategy for the Underlier, the implementation of which is subject to a number of constraints, may not produce the intended results. The Underlier’s investment adviser may have the right to use a portion of the Underlier’s assets to invest in securities or other assets or instruments, including derivatives, that are not included in the Underlying Index. In addition, unlike the Underlying Index, the Underlier will reflect transaction costs and fees that will reduce its performance relative to the Underlying Index.

The performance of the Underlier may diverge significantly from the performance of the Underlying Index due to differences in trading hours between the Underlier and the securities composing the Underlying Index or other circumstances. During periods of market volatility, the component securities held by the Underlier may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the Underlier and the liquidity of the Underlier may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the Underlier. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlier. As a result, under these circumstances, the market value of the Underlier may vary substantially from the net asset value per share of the Underlier.

•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event — The timing and amount of any payment on the Notes is subject to adjustment upon the occurrence of a market disruption event affecting the Underlier. If a market disruption event persists for a sustained period, the Calculation Agent may make a discretionary determination of the closing value of the Underlier. See “General Terms of the Notes—Reference Stocks and Funds—Market Disruption Events,” “General Terms of the Notes—Postponement of a Determination Date” and “General Terms of the Notes—Postponement of a Payment Date” in the accompanying product supplement.

•	Adjustments to the Underlier or to the Underlying Index Could Adversely Affect Any Payments on the Notes — The investment adviser of the Underlier may add, remove or substitute the component securities held by the Underlier or make changes to its investment strategy, and the sponsor of the Underlying Index may add, delete, substitute or adjust the securities composing the Underlying Index, may make other methodological changes to the Underlying Index that could affect its performance or may discontinue or suspend calculation and publication of the Underlying Index. Any of these actions could adversely affect the value of the Underlier and, consequently, the value of the Notes.

•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments — The Calculation Agent may in its sole discretion make adjustments affecting any amounts payable on the Notes upon the occurrence of certain events with respect to the Underlier that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the Underlier. However, the Calculation Agent might not make adjustments in response to all such events that could affect the Underlier. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments” in the accompanying product supplement.

•	Reorganization or Other Events Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated — If the Underlier is delisted or terminated, the Calculation Agent may select a successor fund. In addition,

P-10	RBC Capital Markets, LLC

Auto-Callable Enhanced Return Geared Buffer Notes Linked to the iShares® Core S&P 500 ETF

upon the occurrence of certain reorganization or other events affecting the Underlier, the Calculation Agent may make adjustments that result in payments on the Notes being based on the performance of (i) cash, securities of another issuer and/or other property distributed to holders of the Underlier upon the occurrence of that event or (ii) in the case of a reorganization event in which only cash is distributed to holders of the Underlier, a substitute security, if the Calculation Agent elects to select one. Any of these actions could adversely affect the value of the Underlier and, consequently, the value of the Notes. Alternatively, the Calculation Agent may accelerate the Maturity Date for a payment determined by the Calculation Agent. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly. See “General Terms of the Notes—Reference Stocks and Funds—Anti-dilution Adjustments—Reorganization Events” and “General Terms of the Notes—Reference Stocks and Funds—Discontinuation of, or Adjustments to, a Fund” in the accompanying product supplement.

P-11	RBC Capital Markets, LLC

Auto-Callable Enhanced Return Geared Buffer Notes Linked to the iShares® Core S&P 500 ETF

INFORMATION REGARDING THE UNDERLIER

According to publicly available information, the Underlier is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of the S&P 500® Index (the “Underlying Index”). The Underlier trades on the NYSE Arca under the ticker symbol “IVV.” The Underlying Index consists of stocks of 500 companies selected to provide a performance benchmark for the large-sized market capitalization segment of the U.S. equity markets. For more information about the Underlier, see “Exchange-Traded Funds—The iShares® ETFs” in the accompanying underlying supplement. For purposes of the accompanying underlying supplement, the Underlier is an “iShares® ETF.” For more information about the Underlying Index, see “Indices—The S&P U.S. Indices” in the accompanying underlying supplement.

Historical Information

The following graph sets forth historical closing values of the Underlier for the period from January 1, 2016 to July 28, 2026. The red line represents a hypothetical Buffer Value based on the closing value of the Underlier on July 28, 2026. We obtained the information in the graph from Bloomberg Financial Markets, without independent investigation. We cannot give you assurance that the performance of the Underlier will result in the return of all of your initial investment.

iShares® Core S&P 500 ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

P-12	RBC Capital Markets, LLC

Auto-Callable Enhanced Return Geared Buffer Notes Linked to the iShares® Core S&P 500 ETF

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

You should review carefully the section in the accompanying product supplement entitled “United States Federal Income Tax Considerations.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Generally, this discussion assumes that you purchased the Notes for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to the Underlier. You should consult your tax adviser regarding the effect any such circumstances may have on the U.S. federal income tax consequences of your ownership of a Note.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying product supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the Notes and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the Trade Date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, subject to the potential application of the “constructive ownership” regime discussed below, (i) you should not recognize taxable income or loss prior to the taxable disposition of your Notes (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your Notes should be treated as short-term capital gain or loss unless you have held the Notes for more than one year, in which case your gain or loss should be treated as long-term capital gain or loss.

You generally should not recognize gain or loss with respect to the receipt of shares at maturity (other than with respect to cash received in lieu of a fractional share). Consistent with this position, you should have an aggregate tax basis in the shares (including any fractional share for which cash is received) equal to your adjusted tax basis in the Notes and should have a holding period in the shares beginning on the day after receipt. With respect to any cash received in lieu of a fractional share of the Underlier, you should recognize capital gain or loss in an amount equal to the difference between the amount of that cash and the tax basis allocable to the fractional share. The discussion herein and in the accompanying product supplement does not address the tax consequences of ownership of the shares.

Even if the treatment of the Notes as prepaid financial contracts is respected, purchasing a Note could be treated as entering into a “constructive ownership transaction” within the meaning of Section 1260 of the Internal Revenue Code (“Section 1260”). In that case, all or a portion of any long-term capital gain you would otherwise recognize upon the taxable disposition of the Note would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” as defined in Section 1260. Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the period you held the Note, and you would be subject to a notional interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of direct legal authority, our counsel is unable to opine as to whether or how Section 1260 applies to the Notes.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes. An alternative characterization of the Notes could materially and adversely affect the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Non-U.S. Holders. As discussed under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally

P-13	RBC Capital Markets, LLC

Auto-Callable Enhanced Return Geared Buffer Notes Linked to the iShares® Core S&P 500 ETF

impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the Notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the Notes.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the potential application of the “constructive ownership” regime, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

The Notes are offered initially to investors at a purchase price equal to par, except with respect to certain accounts as indicated on the cover page of this pricing supplement. We or one of our affiliates may pay the underwriting discount as set forth on the cover page of this pricing supplement.

The value of the Notes shown on your account statement may be based on RBCCM’s estimate of the value of the Notes if RBCCM or another of our affiliates were to make a market in the Notes (which it is not obligated to do). That estimate will be based on the price that RBCCM may pay for the Notes in light of then-prevailing market conditions, our creditworthiness and transaction costs. For a period of approximately six months after the Issue Date, the value of the Notes that may be shown on your account statement may be higher than RBCCM’s estimated value of the Notes at that time. This is because the estimated value of the Notes will not include the underwriting discount or our hedging costs and profits; however, the value of the Notes shown on your account statement during that period may initially be a higher amount, reflecting the addition of the underwriting discount and our estimated costs and profits from hedging the Notes. This excess is expected to decrease over time until the end of this period. After this period, if RBCCM repurchases your Notes, it expects to do so at prices that reflect their estimated value.

RBCCM or another of its affiliates or agents may use this pricing supplement in the initial sale of the Notes. In addition, RBCCM or another of our affiliates may use this pricing supplement in a market-making transaction in the Notes after their initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

For additional information about the settlement cycle of the Notes, see “Plan of Distribution” in the accompanying prospectus. For additional information as to the relationship between us and RBCCM, see the section “Plan of Distribution—Conflicts of Interest” in the accompanying prospectus.

STRUCTURING THE NOTES

The Notes are our debt securities. As is the case for all of our debt securities, including our structured notes, the economic terms of the Notes reflect our actual or perceived creditworthiness. In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under structured notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity. The lower internal funding rate, the underwriting discount and the hedging-related costs relating to the Notes reduce the economic terms of the Notes to you and result in the initial estimated value for the Notes being less than their public offering price. Unlike the initial estimated value, any value of the Notes determined for purposes of a secondary market transaction may be based on a secondary market rate, which may result in a lower value for the Notes than if our initial internal funding rate were used.

In order to satisfy our payment obligations under the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries. The

P-14	RBC Capital Markets, LLC

Auto-Callable Enhanced Return Geared Buffer Notes Linked to the iShares® Core S&P 500 ETF

terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, volatility and the tenor of the Notes. The economic terms of the Notes and the initial estimated value depend in part on the terms of these hedging arrangements.

See “Selected Risk Considerations—Risks Relating to the Initial Estimated Value of the Notes and the Secondary Market for the Notes—The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price” above.

P-15	RBC Capital Markets, LLC